               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                AUTHENTIC FITNESS CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                         AUTHENTIC FITNESS CORPORATION
                               6040 BANDINI BLVD.
                           COMMERCE, CALIFORNIA 90040
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 20, 1997
                            ------------------------

To the Stockholders of
Authentic Fitness Corporation:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Authentic Fitness Corporation (the 'Company') will be held at the Century Plaza Hotel, 2025 Avenue of the Stars, Century City, CA 90067, on November 20, 1997 at 2:00 p.m., local time, or any adjournments or postponements thereof (the 'Annual Meeting') for the following purposes:

          1. To re-elect two Class II directors to serve until the Company's annual meeting in 2000 and until such directors' successors are duly elected and shall have qualified; and

          2. To transact such other business as may properly come before the Annual Meeting.

     A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. The Board of Directors has fixed the close of business on October 20, 1997, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the principal executive offices of the Company located at 6040 Bandini Blvd., Commerce, California, 90040 for at least 10 days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

     Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the Annual Meeting, you may vote your shares in person, which will revoke any previously executed proxy.

     If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Annual Meeting. In order to vote your shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

     Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                          By order of the Board of Directors,

                                          WALLIS H. BROOKS
                                          Senior Vice President and
                                          Chief Financial Officer

Commerce, California
October 23, 1997

                         AUTHENTIC FITNESS CORPORATION
                               6040 BANDINI BLVD.
                               COMMERCE, CA 90040

                            ------------------------
                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 20, 1997
                            ------------------------

                                  INTRODUCTION

     THIS PROXY STATEMENT IS BEING FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES ON BEHALF OF THE BOARD OF DIRECTORS OF AUTHENTIC FITNESS CORPORATION (THE 'BOARD OF DIRECTORS'), a Delaware corporation (the 'Company'), to be voted at the 1997 Annual Meeting of Stockholders to be held at the Century Plaza Hotel, 2025 Avenue of the Stars, Century City, CA 90067, on November 20, 1997 at 2:00 p.m., local time, or any adjournments or postponements thereof (the 'Annual Meeting'). The Notice of Annual Meeting, this proxy statement and the accompanying proxy are first being mailed on or about October 23, 1997 to stockholders of record as of the close of business on October 20, 1997. You can ensure that your shares are voted at the meeting by signing, dating and promptly returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying the Company's Transfer Agent, The Bank of New York, 101 Barclay Street, New York, NY 10286 in writing, or by executing a subsequent proxy, which revokes your previously executed proxy.

     The Company's principal executive offices are located at 6040 Bandini Blvd., Commerce, CA 90040.

VOTING OF PROXIES

     A proxy, received by the Company, which is properly signed and not revoked will be voted FOR the election of the director nominees listed herein unless contrary instructions are given, and such proxy will be voted by the persons named in the proxy in their discretion upon such other business as may be properly brought before the Annual Meeting. The Board of Directors knows of no other business to come before the Annual Meeting, but if other matters properly come before the Annual Meeting, the persons named in the proxy intend to vote thereon in accordance with their best judgment. Under the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation, as amended (the 'Charter') and the Company's By-Laws, the affirmative vote of a plurality of the outstanding shares of common stock, par value $0.001 per share ('Common Stock'), entitled to vote and present, in person or by properly executed proxy, will be required to elect a nominated director. Votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange ('NYSE'), brokers who hold shares in 'street' name have the authority to vote on certain routine matters when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of directors. Broker non-votes will be considered present for purposes of verifying a quorum, but under applicable law will have no effect on the outcome of the election of directors.

     At the Annual Meeting, the Company's stockholders will be asked to re-elect Mr. Stuart D. Buchalter and Mr. William S. Finkelstein as directors of the Company until the Company's annual meeting in 2000 and until such directors' successors are duly elected and shall have qualified and to transact such other business as may properly come before the Annual Meeting.

OUTSTANDING VOTING SECURITIES

     As of October 20, 1997, the record date for the Annual Meeting, there were outstanding and entitled to vote 22,438,396 shares of Common Stock of the Company. Each share of Common Stock is entitled to one vote per share with respect to the election of directors and with respect to each other matter as may properly be brought before the Annual Meeting. Only stockholders of record as of the close of business on October 20, 1997 will be entitled to vote.

SOLICITATION OF PROXIES

     The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by telephone or telegram, facsimile transmission, personal visit or otherwise. The Company may use the services of outside consultants to assist in soliciting proxies. If such services are required, the Company expects that fees for such services will not exceed $10,000. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for expenses in so doing. Consistent with the Company's confidential voting procedure, directors, officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone or telegram, facsimile transmission, personal visit or otherwise.

1. ELECTION OF CLASS II DIRECTORS

     At the Annual Meeting, two directors are to be elected to serve for a term to expire at the 2000 annual meeting of stockholders. The nominees for these positions are Mr. Stuart D. Buchalter and Mr. William S. Finkelstein. Information regarding the Board of Directors' nominees for director is set forth on page 3. Information regarding the four continuing directors whose terms expire in 1998 and 1999 is set forth on pages 3-4.

     The accompanying proxy will be voted FOR the re-election of the Board of Directors' nominees unless contrary instructions are given. If either of the Board of Directors' nominees is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Directors, for such other person or persons as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF ITS NOMINEES.

     The name, age (as of October 1, 1997), principal occupation for the last five years, selected biographical information and the period of service as a director of the Company of each director and director nominee are set forth below.

NOMINEES FOR RE-ELECTION TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM TO EXPIRE AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS

     Mr. Stuart D. Buchalter, 60, has been a Director of the Company since May 1990. Mr. Buchalter served as Chairman of the Board of The Art Stores until June 1995 and Chairman of the Board and Chief Executive Officer of The Art Stores until January 1995. Mr. Buchalter is of counsel to the California law firm of Buchalter, Nemer, Fields and Younger. From August 1980 to June 1993 he served as Chairman of the Board and Chief Executive Officer of Standard Brands Paint Company. In 1975, Mr. Buchalter was a Special Counsel to the Division of Enforcement of the Securities and Exchange Commission in Washington, D.C., and was a Lecturer-at-Law at the UCLA School of Law in 'Securities Regulation' in Spring, 1990. Mr. Buchalter also serves as a director of City National Corp. (bank holding company), Earl Scheib, Inc. (automotive painter) and Faroudja, Inc. (video imaging enhancement company). He is Vice Chairman of the Board of Trustees of Otis College of Art and Design and served as a Director of the California Chamber of Commerce until December 1993.

     Mr. William S. Finkelstein, 49, has been a Director of the Company since May 1992. Mr. Finkelstein has been Senior Vice President of The Warnaco Group, Inc. ('Warnaco') since May 1992 and Chief Financial Officer of Warnaco since May 1995. Mr. Finkelstein served as Vice President (until May 1992) and Senior Vice President and Controller of Warnaco from November 1988 until his appointment as Chief Financial Officer. Mr. Finkelstein served as Senior Vice President, Treasurer and Secretary of the Company from May 1990 to May 1992. Mr. Finkelstein served as Vice President of Finance of Warnaco's Activewear and Olga Divisions from March 1988 until his appointment as Controller and as Vice President of Warnaco in November 1988. Mr. Finkelstein served as Vice President and Controller of SPI Pharmaceuticals Inc. from February 1986 to March 1988 and held various financial positions including Assistant Corporate Controller with Max Factor and Company, between 1977 and 1985. Mr. Finkelstein also serves as a Director of Warnaco.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE;
TERMS EXPIRE AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS

     Mrs. Linda J. Wachner, 51, has been a Director, Chairman of the Board and Chief Executive Officer of the Company since its inception in May 1990. Mrs. Wachner concurrently serves as and has been a Director, President and Chief Executive Officer of Warnaco since August 1987, and the Chairman of the Board of Warnaco since August 1991. Mrs. Wachner was a Director and President of Warnaco from March 1986 to August 1987. Mrs. Wachner held various positions, including President and Chief Executive Officer, with Max Factor and Company from December 1978 to October 1984. Mrs. Wachner also serves as a Director of Travelers Group Inc., Applied Graphics Technologies, Inc. and the New York Stock Exchange, Inc.

     Mr. Robert D. Walter, 67, has been a Director of the Company since November 1992. Mr. Walter served as a Vice President and Chief Financial Officer of Warnaco from June 1986 to February 1988 pursuant to a consulting contract. Mr. Walter served successively as Treasurer, Vice President and Chief Accounting Officer, and Senior Vice President and Chief Financial Officer and Member of the Office of the Chairman of Norton Simon Inc., a diversified consumer products company, from 1971 to 1983. Since 1983, Mr. Walter has served as a consultant to several companies and non-profit organizations, including TLC Group, the New York Mission Society and the National Health Foundation.

TERMS EXPIRE AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS

     Mr. Stanley S. Arkin, 59, has been a Director of the Company since October 1995. Mr. Arkin is the Senior Partner of the New York law firm of Arkin, Schaffer & Kaplan LLP, and is of counsel to the Los Angeles law firm of Alschuler, Grossman & Pines LLP. He is a fellow of the American College of Trial Lawyers and has been Chairman of the Association of the Bar of the City of New York Committee on the Criminal Courts, Law and Procedure, and its Committee on Professional Discipline, and has been a member of the Association's Executive Committee. He is the author of several treatises and writes a regular column for the New York Law Journal. Mr. Arkin is also a member of the Board of Directors for the American Committee of the Weizmann Institute of Science and a member of the Board of Directors of the American Craft Museum.

     Mr. Joseph A. Califano, Jr., 66, has been a Director of the Company since November 1993. Mr. Califano is Chairman and President of the National Center on Addiction and Substance Abuse at Columbia University. Mr. Califano is also a director of Automatic Data Processing, Inc., Chrysler Corporation, Kmart Corporation, Travelers Group Inc. and Warnaco. Mr. Califano is a Trustee of New York University and the Twentieth Century Fund, a Governor of New York Hospital and a director of the New York and Presbyterian Hospitals. He is founding Chairman of the Board of the Institute for Social and Economic Policy in the Middle East at the Kennedy School of Government at Harvard University, and a member of the Institute of Medicine of the National Academy of Sciences. Mr. Califano served as Secretary of the United States Department of Health, Education and Welfare from 1977 to 1979. He was Special Assistant for Domestic Affairs to the President of the United States for the period 1965 to 1969. He is the author of nine books.

COMMITTEES OF THE BOARD -- BOARD MEETINGS

     The Board of Directors held eight meetings in fiscal 1997. All of the Directors attended at least 75% of the meetings of the Board and the respective Committees of the Board of which they were a member during fiscal 1997.

     The Board of Directors has the following standing committees:

AUDIT COMMITTEE

     The Audit Committee, which met five times in fiscal 1997, recommends the appointment of the Company's external auditors and meets with both internal and external auditors to review the scope of their audits and the results thereof. In addition, the Audit Committee reviews and comments on the proposed plans of the internal and external auditors, audit fee proposals, financial statements and other documents submitted to stockholders and regulators and reviews the internal control policies and procedures of the Company.

     During fiscal 1997, the members of the Audit Committee were Mr. Arkin (since November 1996), Mr. Buchalter, Mr. Finkelstein (until November 1996) and Mr. Walter. Mr. Walter serves as chairman of the Audit Committee.

COMPENSATION COMMITTEE

     The Compensation Committee, which met once in fiscal 1997, reviews and approves the remuneration arrangements for the executive officers and directors of the Company and reviews and recommends new executive compensation or stock plans in which the officers and/or directors are eligible to participate, including the granting of stock options.

     During fiscal 1997, the members of the Compensation Committee were Mr. Califano, Mr. Arkin and Mr. Walter (since November 1996). Mr. Califano serves as chairman of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, during fiscal 1997, Mr. Califano, Mr. Arkin and Mr. Walter served as members of the Compensation Committee. Mrs. Wachner, an executive officer of the Company, serves as Chairman of the Board of Directors, President and Chief Executive Officer and is a significant shareholder of Warnaco. Mr. Califano serves on the board of directors of Warnaco. Mr. Walter served as Vice President and Chief Financial Officer of Warnaco from June 1996 until February 1988 pursuant to a consulting contract and as a Director of Warnaco from January 1987 to June 1996.

     The Company acquired substantially all of the business of the Activewear Division of Warnaco in 1990. Warnaco, a Delaware corporation, designs, manufactures and markets a broad line of women's intimate apparel, such as bras, panties and sleepwear, and men's dress and sport shirts, neckwear, underwear and accessories all of which are sold under a variety of internationally recognized owned and licensed brand names.

     From time to time, Warnaco and the Company jointly negotiate contracts and agreements with vendors and suppliers.

     During fiscal 1997, the Company rented certain office facilities in Van Nuys, California from Warnaco pursuant to a lease. The Company and Warnaco terminated the lease agreement in September 1996. The Company rents certain office facilities in New York, New York and Los Angeles, California from Warnaco pursuant to month to month leases. Payments for the leased facilities amounted to approximately $0.7 million for fiscal 1997. During fiscal 1997, the Company purchased certain services from Warnaco including contract manufacturing, occupancy services related to leased facilities, laboratory testing, transportation and other services. Payments for such services totaled approximately $7.9 million for fiscal 1997.

     In fiscal 1994, the Company and Warnaco entered into a license agreement for the production of certain mens' and women's sportswear under the Catalina'r' name. The Company recorded royalty income of approximately $0.4 million under this agreement in fiscal 1997. In June 1995, the Company entered into a sub-license agreement with Warnaco for the production of certain intimate apparel under the Speedo'r' name. Royalty income related to this agreement was approximately $0.3 million in fiscal 1997. In addition, the Company sells merchandise to Warnaco and provides other services from time to time. Net revenues relating to sales of such merchandise and other services, including the acquisition by Warnaco of the Company's outlet store leases, inventory and other assets, totaled approximately $28.7 million for fiscal 1997. The Company provides certain design and development services to Warnaco. Payments for such services amounted to $0.8 million in fiscal 1997. Services billed to Warnaco are charged at the Company's cost.

     In May 1996, the Company made a strategic decision to close its closeout outlet stores. In July 1996, the Company closed several of its outlet stores, assigned the leases on the remaining stores to Warnaco and sold the existing store inventory and other assets to Warnaco, as noted above.

     The Company believes that arrangements with Warnaco are on approximately the same terms as could be obtained from third persons.

     Mr. Arkin is the Senior Partner of the New York law firm of Arkin, Schaffer & Kaplan LLC which, from time to time, provides legal services to the Company.

     See also 'Certain Relationships and Related Transactions' on page 8.

COMPENSATION OF DIRECTORS

     The Company does not pay any additional remuneration to employees for serving as directors. In fiscal 1997, Directors of the Company who are not employees received an annual retainer fee of $20,000 plus fees of $1,500 per day for attendance at meetings of the Board of Directors and $1,000 per day for attendance at meetings of its committees. Directors are also reimbursed for out-of-pocket expenses. During fiscal 1997, Messrs. Arkin, Buchalter and Walter each received $25,000 plus out-of-pocket expenses for their services as members of a special committee of the Board of Directors.

     During fiscal 1997, each of the non-employee directors, Messrs. Arkin, Buchalter, Califano, Finkelstein and Walter, was granted an option under the 1993 Stock Plan for Non-Employee Directors to purchase 5,000 shares of the Company's Common Stock at an exercise price of $11.1875 per share, the fair market value at the date of grant.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of October 20, 1997 by (i) each of the Company's directors, (ii) each of the Company's four most highly compensated executive officers, other than the Chief Executive Officer, (iii) all directors and executive officers as a group, and (iv) each person who is known by the Company to beneficially own five percent or more of any class of the Company's voting securities.

                                                                                  SHARES BENEFICIALLY OWNED
                                                                                         COMMON STOCK
                                                                               --------------------------------
                                                                                NUMBER
                                 NAME                                          OF SHARES              PERCENT
-----------------------------------------------------------------------        ---------             ----------
DIRECTORS AND EXECUTIVE OFFICERS (a)
Linda J. Wachner (b)...................................................        3,836,462               15.7%
Christopher G. Staff (c)...............................................           72,284                *
Wallis H. Brooks (d)...................................................           25,000                *
Susan Guensch (e)......................................................          127,245                *
Nicolette Sohl (d).....................................................           25,000                *
Stanley S. Arkin (f)...................................................           22,600                *
Stuart D. Buchalter (g)................................................           46,600                *
Joseph A. Califano, Jr. (g)............................................           32,000                *
William S. Finkelstein (g).............................................          149,714                *
Robert D. Walter (g)...................................................           32,000                *
All directors and executive officers as a group
  (10 persons) (h).....................................................        4,318,905               17.4%

                                                                                  SHARES BENEFICIALLY OWNED
                                                                                         COMMON STOCK
                                                                               --------------------------------
                                                                                NUMBER
                                 NAME                                          OF SHARES              PERCENT
-----------------------------------------------------------------------        ---------             ----------
OTHER 5% STOCKHOLDERS
Pentland Ventures, Ltd. ...............................................        5,067,468               22.6%
  Pentland Center
  Lakeside, Squires Lane
  Finchley N3
  London, England
General Electric Capital Corporation ..................................        1,809,179                8.1%
  260 Long Ridge Road
  Stamford, Connecticut 06902
John J. Lattanzio (i) .................................................        2,175,400                9.7%
  Lattanzio Group, LLC
  277 Park Ave. 27th Floor
  New York, New York 10172

------------------

* Less than 1%

 (a) The business address of each of the directors, and executive officers is c/o Authentic Fitness Corporation, 6040 Bandini Blvd., Commerce, California 90040.

 (b) Includes options pursuant to the 1992 Long-Term Stock Incentive Plan to purchase 2,050,000 shares of Common Stock; Also includes 750,000 shares of Common Stock held by a trust, the shares of which Mrs. Wachner has the sole power to vote and no power to dispose.

 (c) Includes options pursuant to the 1992 Long-Term Stock Incentive Plan to purchase 50,000 shares of Common Stock.

 (d) Includes options pursuant to the 1992 Long-Term Stock Incentive Plan to purchase 25,000 shares of Common Stock.

 (e) Includes options pursuant to the 1992 Long-Term Stock Incentive Plan to purchase 110,668 shares of Common Stock.

 (f) Includes options pursuant to the 1993 Stock Option Plan for Non-Employee Directors to purchase 20,000 shares of Common Stock.

 (g) Includes options pursuant to the 1993 Stock Option Plan for Non-Employee Directors to purchase 30,000 shares of Common Stock.

 (h) Includes options pursuant to the 1992 Long-Term Stock Incentive Plan and the 1993 Non-Employee Directors Stock Plan to purchase 2,350,668 shares of Common Stock.

 (i) Information based on a Schedule 13D, dated August 14, 1997, filed with the Securities and Exchange Commission (the 'SEC') by John J. Lattanzio and Lattanzio Group LLC (collectively 'Lattanzio') reporting the beneficial ownership of the shares of Common Stock set forth in the table. According to such Schedule 13D, Lattanzio has sole power to vote or direct the vote of 617,000 shares and shared power to vote or direct the vote of 1,558,400 shares, sole dispositive power for 617,000 shares and shared dispositive power for 1,558,400 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Speedo International Limited, which is an affiliate of Pentland Ventures, Ltd., has licensed the Company to design, manufacture and market certain men's, women's and children's apparel and accessories under the Speedo'r' trademark and certain related trademarks including Speedo'r' Surf Walker'r' and Speedo'r' Authentic Fitness'r'. Such license was granted in perpetuity and is exclusive in the United States, its territories and possessions, Canada, Mexico and the Caribbean Islands. The Company has paid royalties and other fees pursuant to the licensing agreements with Speedo International Limited of approximately $5.7 million for fiscal 1997.

     ASCO International Sourcing Limited and Soaring Force Limited (collectively, 'ASCO'), both affiliates of Pentland Ventures, Ltd., act as exclusive buying agents on behalf of the Company in certain Far East countries, including China, Hong Kong, India, Japan, Korea, the Philippines, Singapore and Thailand. The Company has agreed to pay ASCO an amount equal to 6% of the FOB price in U.S. dollars indicated on the manufacturers' or suppliers' commercial invoices for the merchandise shipped on behalf of the Company. ASCO also extends credit to the Company on a secured basis and guarantees payments to manufacturers and suppliers (by means of letters of credit or otherwise) in exchange for the Company's payment of all direct bank charges and certain other charges, which are approximately 0.6% of the FOB price. The Company has paid interest, commissions and other fees associated with the Company's Buying Agency Agreement with ASCO of approximately $2.1 million in fiscal 1997.

     An affiliate of Pentland Ventures, Ltd. also purchases certain merchandise from the Company, principally goggles. Sales of such merchandise aggregated approximately $0.6 million for fiscal 1997.

     Mr. Buchalter is of counsel to the California law firm of Buchalter, Nemer, Fields and Younger, which from time to time, provides legal services to the Company.

     See also 'Compensation Committee Interlocks and Insider Participation' on pages 5-6.

SECTION 16(a) -- BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and NYSE. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all such Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company and written representations that no other forms were required when applicable, the Company believes that, during the fiscal year ended July 5, 1997, all
Section 16(a) filing requirements applicable to the Company's executive officers, directors and more than ten percent shareholders were complied with.

COMPENSATION OF EXECUTIVE OFFICERS

     Set forth below are tables prescribed by the proxy rules of the SEC which present compensation information for the Company's Chief Executive Officer and the four other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000 in fiscal 1997 (collectively, the 'Named Executives').

                           SUMMARY COMPENSATION TABLE

     The following table discloses compensation earned by the Named Executives in each of the three fiscal years ended July 1, 1995, July 6, 1996 and July 5, 1997.

                                                  ANNUAL COMPENSATION
                                         --------------------------------------         LONG TERM COMPENSATION
                                                                         OTHER      ------------------------------
                                                                         ANNUAL     RESTRICTED                      ALL OTHER
           NAME AND PRINCIPAL            FISCAL                          COMPEN-      STOCK     OPTIONS/    LTIP     COMPEN-
                POSITION                  YEAR     SALARY     BONUS      SATION       AWARDS    SARS (#)   PAYOUTS   SATION
---------------------------------------- ------  ----------  -------     ------     ----------  --------   -------  ---------
Linda J. Wachner .......................   1997  $1,019,179  $ --        $(1)        $  --      500,000      --      $ --
  Chairman and Chief                       1996     989,726    --         (1)           --      500,000      --        --
  Executive Officer                        1995     975,000    --         (1)           --      500,000      --        --

Christopher G. Staff (2) ...............   1997     188,888    --         (1)           --       50,000      --        --
  President and Chief                      1996      --        --         (1)           --        --         --        --
  Operating Officer                        1995      --        --         (1)           --        --         --        --

Wallis H. Brooks (3) ...................   1997     101,258    --         (1)           --       25,000      --        --
  Senior Vice President                    1996      --        --          --           --        --         --        --
  Chief Financial Officer                  1995     151,701    9,275      (1)           --        --         --        --

Susan Guensch (4) ......................   1997     244,176    --         (1)           --       40,000      --        --
  President Speedo'r'                      1996     181,101   48,280      (1)           --       40,000      --        --
  Division                                 1995      --        --          --           --        --         --        --

Nicolette Sohl (5) .....................   1997     250,000    --         (1)           --        --         --       31,250
  Former Senior Vice President,            1996     250,000   27,306      (1)           --       50,000      --        --
  Chief Financial Officer                  1995      --        --          --           --        --         --        --

------------

(1) Other compensation was less than $50,000 or 10% of such officer's annual salary and bonus for such year.

(2) Mr. Staff was appointed President and Chief Operating Officer on February 18, 1997.

(3) Mr. Brooks was appointed Senior Vice President and Chief Financial Officer on February 18, 1997. Mr. Brooks previously served as Senior Vice President and Chief Financial Officer from November 1993 until April 1995.

(4) Ms. Guensch was appointed President of the Speedo'r' Division on September 27, 1996.

(5) Ms. Sohl's employment with the Company terminated effective February 18, 1997. The amounts shown under 'All Other Compensation' reflect the payment of accrued vacation pay.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on options granted in fiscal 1997 to the Named Executives.

                                                     INDIVIDUAL GRANTS
                            -------------------------------------------------------------------
                                             PERCENT OF                                              POTENTIAL REALIZABLE VALUE
                             NUMBER OF         TOTAL                                                   AT ASSUMED ANNUAL RATES
                             SECURITIES     OPTIONS/SARS                                             OF STOCK PRICE APPRECIATION
                             UNDERLYING      GRANTED TO         EXERCISE OR                             FOR OPTION TERM(3)(4)
                            OPTIONS/SARS    EMPLOYEES IN         BASE PRICE        EXPIRATION     ---------------------------------
           NAME              GRANTED(5)     FISCAL 1997         $ PER SHARE           DATE         0%        5%            10%
--------------------------- ------------   --------------   --------------------  -------------   ----  ------------   ------------
Linda J. Wachner...........     500,000(1)      52.9%              $13.00          Feb 19, 2007    0    $  3,579,000   $  9,549,000
Christopher G. Staff.......      50,000(2)       5.3%              $13.00          Feb 19, 2007    0    $    358,000   $    955,000
Wallis H. Brooks...........      25,000(2)       2.6%              $13.00          Feb 19, 2007    0    $    179,000   $    477,000
Susan Guensch..............      40,000(2)       4.2%              $13.00          Feb 19, 2007    0    $    931,000   $  2,890,000
Nicolette Sohl.............     --            --                     --                --          0    $    233,000   $    830,000
All stockholders...........     --            --                     --                --          0    $174,483,000   $442,175,000
All optionees..............     945,000          100%              $13.00          Feb 19, 2007    0    $  6,764,000   $ 18,047,000

------------

(1) All of such options were granted on February 19, 1997 and are fully vested as of such date. Such options have stock-for-stock exercise and tax withholding features which allow the holder, in lieu of paying cash for the exercise price and any tax withholding, to have the Company commensurately reduce the number of such shares of common stock to which the optionee would otherwise be entitled upon exercise of such options.

(2) All of such options were granted on February 19, 1997 and one-third of such options vest annually until fully vested on February 19, 2000. Such options have stock-for-stock exercise and tax withholding features which allow the holders, in lieu of paying cash for the exercise price and any tax withholding, to have the Company commensurately reduce the number of such shares of common stock to which the optionee would otherwise be entitled upon exercise of such options.

(3) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the SEC based upon the closing price of the Company's common stock on July 3, 1997. These amounts are not intended to forecast future appreciation, if any, of the Company's stock price.

(4) No gain to optionees is possible without an increase in stock price appreciation, which will benefit all stockholders commensurately. A zero percent gain in stock price appreciation will result in zero dollars for the optionees.

(5) All such options expire ten years from the date of grant.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

     The following table provides information on option/SAR exercises in fiscal 1997 by the Named Executives and the values of such officers' unexercised options at July 5, 1997.

                                                                                 NUMBER OF
                                                                                SECURITIES            VALUE OF
                                                                                UNDERLYING           UNEXERCISED
                                                                                UNEXERCISED         IN-THE-MONEY
                                                                              OPTIONS/SARS AT      OPTIONS/SARS AT
                                                                               JULY 5, 1997         JULY 5, 1997
                                                                              ---------------    -------------------
                                             SHARES ACQUIRED       VALUE       EXERCISABLE/         EXERCISABLE/
                                               ON EXERCISE       REALIZED      UNEXERCISABLE        UNEXERCISABLE
                                             ---------------    -----------   ---------------    -------------------
Linda J. Wachner..........................          0               $0            1,550,000/0            $738,000/$0
Christopher G. Staff......................          0               $0               0/50,000                  $0/$0
Wallis H. Brooks..........................          0               $0               0/25,000                  $0/$0
Susan Guensch.............................          0               $0         110,668/53,332            $135,000/$0
Nicolette Sohl............................          0               $0          16,666/33,334                  $0/$0

EMPLOYMENT AGREEMENT

     The Company and Mrs. Wachner have entered into an employment agreement, which was amended on November 1, 1993 (the 'Employment Agreement'), pursuant to which the Company has agreed to employ Mrs. Wachner as the Chief Executive Officer of the Company and of Authentic Fitness Products, Inc. through October 31, 1998, with automatic one-year renewals thereafter, and to use its best efforts to ensure that she is elected to serve as a director of the Company for two successive three year terms. The amended Employment Agreement provides for Mrs. Wachner to receive a base salary of $975,000 per year for the term of the Employment Agreement with automatic cost of living increases beginning January 1, 1996. Under the Employment Agreement, Mrs. Wachner is also eligible for annual bonuses, as determined by the Compensation Committee. In this regard, the stockholders approved the Executive Incentive Compensation Plan ('Executive Plan') at the 1994 Annual Meeting of Stockholders.

     The Employment Agreement provides that Mrs. Wachner shall devote such time to the business and affairs of the Company as is reasonably necessary to perform the duties of her position, except that she is not required to perform any duties or responsibilities which would be likely to result in non-compliance with or breach or violation of her employment contract with Warnaco.

     In the event that Mrs. Wachner's employment is terminated by the Company other than for 'cause,' or by Mrs. Wachner for 'good reason,' in each case as defined in the Employment Agreement, she will be entitled to receive a lump-sum payment equal to the present value of base salary payments owing pursuant to the Employment Agreement through the end of the then current term of employment, all other accrued but unpaid amounts owing to her in connection with her employment, and a lump-sum termination payment of $2,000,000. If Mrs. Wachner's employment is terminated by the Company for cause or if she voluntarily terminates her employment without good reason, she will be entitled to receive any amounts owing to her under the Employment Agreement through the date of termination. In the case of any other termination of employment, Mrs. Wachner will receive continued payments of base salary through the end of the term of employment.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of the Directors is responsible for administering the executive compensation plans and programs of the Company and for making recommendations to the Board of Directors regarding the compensation of and benefits provided to the Chief Executive Officer and the Named Executives. The names of the Committee members are set forth below.

GENERAL POLICIES REGARDING COMPENSATION OF EXECUTIVE OFFICERS

     The Committee's goals in establishing compensation levels and administering executive compensation plans are (1) to attract and retain individuals of superior ability and managerial talent, (2) to reward executives for superior individual contributions to the achievement of the Company's business objectives and (3) to motivate executive officers to increase Company performance. The Company's compensation structure consists of base salary, variable annual cash compensation (bonuses) and stock-based long-term incentive awards.

     Base Salary. The Committee establishes base salaries at levels that reflect the Committee's subjective assessment of prevailing salary levels among the Company's competitors. The Company's competitors, for this purpose, include certain of the companies included in the industry peer group index used for comparison with the Company's performance in the performance graph following this report as well as other companies with which, in the Committee's view, the Company competes for executive talent. This group of companies may include non-public companies and companies in related industries such as retailing or general apparel manufacturing.

     In general, the Committee attempts to set base salaries at levels that will attract and retain highly qualified individuals. In selected cases, the Committee may feel that excellent executive talent may only be attracted and retained by compensation in excess of prevailing levels among the Company's competitors.

     In establishing the appropriate compensation level for any particular officer, as well as in determining which companies should form the comparison group for this purpose, the Committee from time to time may consult with independent compensation consultants. However, the Committee ultimately reviews the case of each executive officer individually, relying heavily on the recommendations of the Chief Executive Officer as well as on its members' own subjective judgment. The Committee did not engage outside consultants during fiscal 1997.

     Annual Bonus. The Committee generally believes that, at higher executive levels, a greater percentage of an individual's total annual cash compensation opportunity should consist of variable compensation tied to the Company's performance. Annual bonus opportunities for executive officers, other than Mrs. Wachner, range from 0% to 100% of base salary. Starting with fiscal 1995, Mrs. Wachner's annual bonus has been determined in accordance with the Executive Incentive Compensation Plan (see 'Employment Agreement' on page 11).

     The Committee's practice with regard to awarding annual bonuses to executive officers other than Mrs. Wachner has been to establish those measures of corporate performance which the Committee has determined in its sole discretion to be appropriate under the circumstances, and to assign such relative weight to any such factors as it determines to be appropriate. The Committee focuses particularly on such factors as growth in earnings (measured by earnings before interest, taxes, depreciation and amortization (EBITDA)), and cash flow, as well as discretionary factors in determining whether or not bonuses are paid. The Committee also pays bonuses to selected individuals on an ad hoc basis in connection with, or in recognition of, special events or projects such as major acquisitions, financing and licensing arrangements. In making all of such determinations, the Committee takes into consideration and gives significant weight to the recommendations of the Chief Executive Officer with respect to bonuses of executive officers other than herself.

     For fiscal 1998, the Committee generally intends to maintain its customary approach to determining annual bonuses as described above.

     Long-Term Incentive Compensation. Stock-based incentives, at the present time consisting solely of stock options granted at 100% of the stock's fair market value on the grant date, constitute the long-term incentive portion of the Company's executive compensation package. Stock options provide an incentive for executives to increase the Company's stock price and, therefore, the return to the Company's shareholders. The Committee has not heretofore granted stock appreciation rights ('SARs') or other stock-based awards, although it has the authority to do so under the 1992 Long-Term Stock Incentive Plan. The Committee reserves the discretion to consider any factors its considers relevant, and to give all factors considered the relative weight it considers appropriate under the circumstances then prevailing, in reaching its determination regarding the size and timing of option grants.

     Limitations on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code, enacted as part of the Revenue Reconciliation Act of 1993, limits the deductibility of compensation paid to certain executive officers of the Company beginning with the Company's 1995 taxable year. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the Chief Executive Officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be either (1) paid pursuant to a written binding contract in effect on February 17, 1993 or (2) 'performance-based' compensation, as determined under
Section 162(m). In order to be considered 'performance-based,' for this purpose, compensation must be paid solely on account of the attainment of one or more pre-established performance goals established by a committee of two or more 'outside directors,' pursuant to an arrangement that has been disclosed to and approved by shareholders. Also, in order for an arrangement to give rise to fully deductible 'performance-based' compensation, the terms of the arrangement must preclude the exercise of any discretion in the administration of the plan that would have the effect of increasing compensation paid thereunder.

     The Company generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the Committee will balance the costs and burdens involved in such compliance against the value of the tax benefits to be obtained by the Company thereby, and may in certain instances pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such benefits.

1997 COMPENSATION

     The Committee approved an increase in base salary for Ms. Guensch in fiscal 1997. In exercising its subjective discretion to authorize such an increase, the Committee considered salary levels of its competitors and the additional responsibility assumed by Ms. Guensch concurrent with her promotion to President of the Speedo'r' division of the Company in September 1996.

     In awarding the options granted to the Named Executives as shown in the table labeled 'Option/SAR Grants in Last Fiscal Year,' the Committee considered the number of option shares available for grant under the Company's stock option plan and the stockholder dilution represented by the total number of options authorized and outstanding under such plan. The Committee then determined, in its discretion, the number of options it wished to grant for fiscal 1997 and allocated the options available for grant among executive officers based on its subjective assessment of individual performance, seniority and relative position level. In making such assessments, the Committee reviewed the number of outstanding options held by each executive officer. In making these determinations and allocations, the Committee also relied on the recommendations of the Chief Executive Officer with respect to options grants to executives other than herself.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mrs. Wachner's cash compensation is determined by the terms of her Employment Agreement with the Company, which is described on page 11.

     Mrs. Wachner received a grant of 500,000 options during fiscal year 1997. These options were granted at $13.00, 100% of the market price on the date of grant. This option grant was based on the factors described above under 'Compensation for Fiscal Year 1997.'

                                          Joseph A. Califano, Jr.
                                          Stanley S. Arkin
                                          Robert D. Walter

                         STOCK PRICE PERFORMANCE GRAPH

     The Company's Common Stock commenced trading on the NYSE on June 28, 1992. The Stock Price performance graph below compares cumulative total return through July 3, 1997, assuming reinvestment of dividends, by an investor who invested $100.00 on June 28, 1992 in each of (i) the Common Stock of the Company, (ii) the Wilshire 5000 Total Return Composite Index, and (iii) the S&P Textile-Apparel Index. The stock price performance shown on the graph below is not necessarily indicative of future price performance.


                              [PERFORMANCE GRAPH]




                                                          6/28/92    7/03/93    7/02/94    7/01/95    7/06/96    7/05/97
                                                          -------    -------    -------    -------    -------    -------
Authentic Fitness......................................    100.00     148.21     200.00     239.29     262.92     177.72
Wilshire 5000..........................................    100.00     117.35     119.99     149.10     185.00     250.58
S&P Textiles-Apparel...................................    100.00      98.01      85.67      89.43     109.36     152.64

ANNUAL REPORT

     The Annual Report on Form 10-K of the Company for the fiscal year ended July 5, 1997, is being mailed to all stockholders of record as of the close of business on October 20, 1997 with this proxy statement.

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the Company's 1998 annual meeting, including proposals for the nomination of directors, must be received by the Company by June 23, 1998.

APPOINTMENT OF AUDITORS

     The Board of Directors of the Company has re-appointed and designated Price Waterhouse LLP to audit the consolidated financial statements of the Company for the fiscal year ending July 4, 1998. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions. On March 21, 1997, Ernst & Young LLP notified the Company of its decision to decline to stand for reappointment as the Company's independent auditors. Ernst & Young LLP and its predecessor firms had served as the Company's independent auditors since 1991. None of the reports issued by Ernst & Young LLP on the financial statements for the Company's last two fiscal years ended July 6, 1996 and July 1, 1995 (or for any prior fiscal year), contained an adverse opinion or disclaimer of opinion nor were the reports modified or qualified as to any uncertainty, audit scope or accounting principles. During the two fiscal years ended July 6, 1996 and through March 21, 1997 (or for any prior fiscal year), the Company has not had any disagreement with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. During the two fiscal years ended July 6, 1996 and July 1, 1995, Ernst & Young LLP informed the Company that it had noted certain matters involving the Company's internal control structure and its operation that were, in the opinion of Ernst & Young LLP, a reportable event as defined in Regulation S-K Item 304(a)(1)(v). These matters involved certain weaknesses in the Company's internal accounting controls and procedures related primarily to the timely analysis of balance sheet and income statement accounts in connection with the preparation of interim financial statements and specifically the valuation and adjustment of inventory and other account balances. The Company has taken actions which it believes have effectively addressed these matters, including effecting improvements in inventory monitoring systems and controls, implementing supplemental procedures to review and adjust interim balance sheets and income statements as well as appointing additional financial and accounting personnel. In addition, the Company has effected certain structural changes in its business and operations which the Company believes eliminates certain inventory control issues including subcontracting its production control and manufacturing functions and exiting its outlet store business. While the Company has advised Ernst & Young LLP of the specific actions taken by the Company, that firm has not been engaged to audit any period since fiscal 1996 and, therefore, is not in a position to address the Company's actions. On March 25, 1997, the Audit Committee of the Board of Directors of the Company recommended that the Company engage Price Waterhouse LLP as the Company's independent auditors. The Board of Directors approved the recommendation of the Audit Committee and the Company engaged Price Waterhouse LLP as its independent auditors effective March 25, 1997.

OTHER MATTERS

     The Board of Directors knows of no other matters which may come before the Annual Meeting. However, if other matters properly come before the Annual Meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment.

                             Statement of Differences

The registered trademark symbol shall be expressed as....................... 'r'

                            APPENDIX 1 - PROXY CARD

                          AUTHENTIC FITNESS CORPORATION

                           COMMERCE, CALIFORNIA 90040

                                    P R O X Y

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned hereby appoints Linda J. Wachner, William S. Finkelstein and Wallis H. Brooks, and each of them acting solely as proxies with full power of substitution and with all powers the undersigned would possess if personally present, to represent and to vote at the Annual Meeting of Stockholders to be held on November 20, 1997 and at any adjournments or postponements thereof, as designated on the reverse side hereof and in their discretion with respect to any other matters as may properly come before such meeting, all of the shares of Common Stock of Authentic Fitness Corporation held of record by the undersigned as of the close of business on October 20, 1997.

       THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                         (Continued and to be signed and dated on reverse side.)

                                                  AUTHENTIC FITNESS CORPORATION
                                                  P.O. BOX 11154
                                                  NEW YORK, N.Y. 10203-0154


    [        ]

1. Proposal to elect two Class II directors  FOR all nominees  WITHHOLD AUTHORITY to vote       *EXCEPTIONS
   for a term of three years.                listed below      for all nominees listed below


   Nominees: Mr. Stuart D. Buchalter and Mr. William S. Finkelstein
   (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name on the spate below.)

   *Exceptions___________________________________________________________________________

2. To transact such other business as may properly come before the meeting and any and all adjournments or postponements thereof.



Change of Address and or Comments Mark Here

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, adminstrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                      Dated_________________________, 1997

                                      ____________________________________

                                      ____________________________________
                                                  Signatures


                                      Votes must be indicated      X
                                      (x) in Black or Blue ink.


Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.
